Exhibit 99.2

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Names
Kelly H. Compton to Board of Directors

DALLAS (October 28, 2016)-Atmos Energy Corporation (NYSE: ATO) said today that Kelly H. Compton has been elected to its board of directors. Her election, effective November 1, 2016, will increase the board’s size to 14 directors. Compton will serve on the board’s Audit Committee and Human Resources Committee.

Compton has served as Executive Director of The Hoglund Foundation since 1992. Prior to joining the Hoglund Foundation, Compton was with NationsBank Texas and its predecessors for 13 years, serving as Vice President of Commercial Lending.

“Kelly Compton brings a significant amount of experience in public and private finance, development and strategic matters,” said Robert W. Best, chairman of the board of Atmos Energy Corporation. “Our directors will greatly benefit from Kelly’s broad and diverse experience, and we look forward to her wise counsel in helping us lead Atmos Energy.”

Currently, Compton serves on the Board of Trustees for The Perot Museum of Nature and Science, the Teach for America Dallas-Ft. Worth Regional Advisory Board and the Board of Directors for Momentous Institute.

Compton graduated cum laude from Southern Methodist University with a bachelor’s degree in Business Administration with a specialization in Finance, and currently serves on its Board of Trustees.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

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